Exhibit (k)(1)

SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT

SECOND AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Agreement”) made as of this 1st day of June 2026, by and between Golub Capital Private Credit Fund, a Delaware statutory trust (hereinafter referred to as the “Fund”), and Golub Capital LLC, a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Fund is a newly formed closed-end, non-diversified management investment company that has filed an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1.              Duties of the Administrator

(a) Employment of Administrator. The Fund hereby employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board of Trustees”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, escrow agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the members of the Board of Trustees (the “Trustees”) of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). The Administrator shall provide on the Fund’s behalf significant managerial assistance to those portfolio companies to which the Fund is required to provide such assistance. In addition, the Administrator shall assist the Fund in determining and publishing the Fund’s net asset value and net offering price, as applicable, oversee the preparation and filing of the Fund’s tax returns, and the printing and dissemination of reports to shareholders of the Fund, and generally oversee the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

2.              Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.              Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.              Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder. If requested to perform significant managerial assistance to portfolio companies of the Fund, the Administrator will be paid an additional amount based on the services provided, which shall not exceed the amount the Fund receives from the portfolio companies for providing this assistance.

The Fund shall bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Fund’s investment adviser (the “Adviser”) pursuant to that certain Investment Advisory Agreement by and between the Fund and the Adviser (as amended from time to time, the “Advisory Agreement”). Costs and expenses to be borne by the Fund include, but are not limited to, those relating to: (a) organizational expenses of the Fund; (b) calculating the net asset value and/or net offering price of the Fund, including the cost and expenses of any independent valuation firm; (c) fees and expenses incurred by the Adviser and payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments, performing due diligence on prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments, which fees and expenses include, among other items, due diligence reports, appraisal reports, any studies commissioned by the Adviser and travel and lodging expenses; (d) interest payable on debt, if any, incurred by the Fund to finance its investments and expenses related to unsuccessful portfolio acquisition efforts; (e) offerings of the common shares and other securities of the Fund, including any public or private offering of the common shares of the Fund; (f) investment advisory fees, including management fees and incentive fees; (g) administration fees and expenses payable under this Agreement (as amended from time to time); (h) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments in portfolio companies, including costs associated with meeting financial sponsors; (i) fees payable to transaction/brokerage platforms; (j) subscription processing fees and expenses; (k) reasonable bona fide due diligence expenses of participating broker-dealers supported by detailed and itemized invoices; (l) fees incurred by the Fund for transfer agent, dividend agent and custodial fees and expenses; (m) fees and expenses payable under any managing dealer and selected dealer agreements, if any; (n) U.S. federal and state registration and franchise fees; (o) all costs of registration and listing of the Fund’s securities on any securities exchange, if applicable; (p) U.S. federal, state and local taxes; (q) independent trustees’ fees and expenses; (r) costs of preparing and filing reports or other documents required by the SEC, state securities regulators or other regulators; (s) costs of any reports, proxy statements or other notices to shareholders, including printing costs; (t) costs associated with individual or group shareholders; (u) costs of registration rights granted to certain investors, if any; (v) costs associated with compliance with the Sarbanes-Oxley Act of 2002, as amended; (w) the Fund’s allocable portion of any fidelity bond, trustees’ and officers’ errors and omissions liability insurance policies, and any other insurance premiums; (x) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; (y) costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Adviser or its affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors; (z) proxy voting expenses; and (aa) any and all other expenses incurred by the Fund or the Administrator in connection with administering the Fund’s business, including payments made under this Agreement based upon the Fund’s allocable portion (subject to the review and approval of the Fund’s independent trustees) of the Administrator’s overhead in performing its obligations under this Agreement, including, fees and expenses associated with performing compliance functions and the allocable portion of the cost of the Fund’s chief compliance officer and chief financial officer and their respective staffs. To the extent the Administrator outsources any of its functions, the Fund shall pay the fees associated with such functions on a direct basis without profit to the Administrator.

5.              Limitation of Liability of the Administrator; Indemnification

(a)            The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator, including without limitation the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Fund, and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund. Notwithstanding the preceding sentence of this Section 5(a) to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

(b)            Notwithstanding Section 5(a) of this Agreement, the Fund shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:

(i)	the Fund has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Fund;

(ii)	the Fund has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Fund;

(iii)	the Fund has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnified Party is the Administrator or an Affiliate (as defined in the Fund’s Third Amended and Restated Declaration of Trust, as may be further amended and restated from time to time) of the Administrator, or (B) gross negligence or willful misconduct, in the case that the Indemnified Party is a trustee of the Fund who is not also an officer of the Fund or the Administrator or an Affiliate of the Administrator; and

(iv)	such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from the Fund shareholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

(A)	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;

(B)	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or

(C)	a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which shares of the Fund were offered or sold as to indemnification for violations of securities laws.

(c)            The Fund may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:

(i)	the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

(ii)	the legal proceeding was initiated by a third party who is not a Fund shareholder, or, if by a Fund shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iii)	the Indemnified Party undertakes to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.

6.              Activities of the Administrator

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as Trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and Trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7.              Duration and Termination of this Agreement

This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Fund for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees and (ii) a majority of those Trustees who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

This Agreement may be terminated at any time, without the payment of any penalty, by the Fund or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.

8.              Amendments to this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.              Governing Law

This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.

10.            Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11.            Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

GOLUB CAPITAL PRIVATE CREDIT FUND

By:	/s/ David B. Golub
Name: David B. Golub
Title: Chief Executive Officer

GOLUB CAPITAL LLC

By:	/s/ Thomas J. Shinnick
Name: Thomas J. Shinnick
Title: Co-General Counsel

[Signature Page to Golub Capital Private Credit Fund Second Amended and Restated Administration Agreement]